                                                                   EXHIBIT 10.72




                           REAL ESTATE SALE AGREEMENT

         THIS AGREEMENT (this "Agreement") made and entered into as of this ___ day of June, 2002, but effective April 22, 2002, by and between NOBLE LAND HOLDINGS, INC., a Michigan corporation ("Seller"), NOBLE INTERNATIONAL, LTD., a Delaware corporation ("Noble"), NOBLE METAL PROCESSING -- KY, LLC, ("NMP-KY") and SKANDY-KY, L.L.C., a Michigan limited liability company ("SKY") (SKY is sometimes referred to herein as "Purchaser").

                                    RECITALS:

         A. Seller is the owner of certain industrial real the Kentucky Property located in Shelbyville, Kentucky, more particularly described in Exhibit A hereto (the "Kentucky Property"), presently utilized by subsidiaries or affiliates of Noble.

         B. Noble is the ultimate parent corporation of both Seller and NMP-KY.

         C. The parties hereto wish to enter into a transaction for the integrated sale of the Kentucky Property by Seller to SKY, and the simultaneous lease-back of the Kentucky Property from SKY to NMP-KY, for the consideration, and upon the terms and conditions hereinafter forth.

                                   AGREEMENTS:

         The parties hereto agree as follows:

         1. Sale and Conveyance. At the price, on the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell and convey to Purchaser, and Purchaser agree to buy from Seller, the Kentucky Property, subject only to the Permitted Exceptions (as hereinafter defined). The Kentucky Property includes, all rights, privileges and appurtenances thereto, including plumbing, electrical, heating, ventilation and air conditioning systems (excluding, however, built-in overhead cranes, personal property and trade fixtures), and to the extent, if any, in existence, necessary to the operation of the real estate, and transferable, land division rights, contract rights, general intangibles, attached fixtures, certificates and licenses, but in any event excluding manufacturing machinery, equipment and unattached fixtures, inventory, and any items of personal the Kentucky Property located thereon.

         2. Purchase Price; Allocation. The purchase price for the Kentucky Property shall be Six Million Two Hundred Thousand and no/100 Dollars ($6,200,000.00) (the "Purchase Price").

         Prior to the Closing, Purchaser shall provide Seller with a proposed allocation of the Purchase price among land, improvements and other components being purchased hereunder, and Seller and Purchaser shall endeavor in good faith to agree on a mutually satisfactory allocation. Buyer and Seller agree to execute and deliver at Closing duplicate IRS Forms 8594, with an allocation of the Purchase Price in accordance with this Section 2, and to file all other returns and reports in a manner consistent with the allocations in this Section.



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         3.    Condition of the Kentucky Property.

         (a) Except as set forth herein, Purchaser acknowledge and agree that it is acquiring the Kentucky Property in its "AS IS" condition, WITH ALL FAULTS, IF ANY, AND WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED. Neither Seller, nor any agents, representatives, or employees of Seller have made any representations or warranties, direct or indirect, oral or written, express or implied, to Purchaser or any agents, representatives, or employees of Purchaser with respect to the condition of the Kentucky Property, their fitness for any particular purpose, or their compliance with any laws, and Purchaser is not aware of and does not rely upon any such representation of any other party. Purchaser acknowledges that Purchaser will inspect the Kentucky Property, and is purchasing the Kentucky Property based on such inspection.

         4.    [Intentionally left blank.]

         5.    Title.

         (a) As soon as reasonably practicable after the execution of this Agreement, Seller shall obtain and deliver to Purchaser, with respect to the Kentucky Property, a commitment for an ALTA owner's policy of title insurance ("Title Policy"), committing the Title Company to issue such policy, without standard exceptions and with creditor's rights exclusion deleted, in amounts equal to the amount of the Purchase Price (the "Title Commitment"), together with copies of all documents listed as exceptions in the Commitment. The Title Policy to be issued at Closing will insure title to the Kentucky Property to be free and clear of all liens, encumbrances, easements and restrictions, except for the following permitted exceptions (the "Permitted Exceptions"):

                  (i) Such exceptions to title as may be forth in the Title Commitment, provided that such exceptions shall not impair the marketability of the Kentucky Property or interfere with the present or intended use of the Kentucky Property, and further, such exceptions otherwise shall be acceptable to Purchaser in the exercise of Purchaser's reasonable discretion;

                  (ii) Standard Exclusions from Coverage and Conditions and Stipulations as generally appear in Owners Fee Policies of Title Insurance issued by the Title Company in the location of the particular the Kentucky Property, excepting the creditor's rights exclusion;

                  (iii) Zoning, building, and other laws, ordinances, restrictions and regulations now or hereafter affecting the Kentucky Property;

                  (iv) Real and personal property taxes not yet due and payable;

                  (v) All matters reflected on the Surveys approved by Purchaser pursuant to Section 6.

                  (vi)  Acts done or suffered to be done by Purchaser;

         6. Survey. As soon as reasonably practicable after the execution of this Agreement, Seller shall obtain and deliver to Purchaser a current survey of the Kentucky Property

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(individually, a "Survey") prepared by a surveyor licensed by the state in which the Kentucky Property is located. The Survey shall be prepared in accordance with ALTA standards and shall be certified to the appropriate Purchaser, Seller and the Title Company. The Survey shall forth the legal description(s) and street address(es) (if any) of the Kentucky Property and all easements appurtenant thereto and shall include a vicinity map showing the location of major streets and/or highways. The Survey shall show all (i) improvements (including fences), (ii) easements encumbering and easements appurtenant to the Kentucky Property (visible or recorded), including recording information concerning the documents creating any such easements, (iii) building lines, (iv) curb cuts, (v) sewage, water, electricity, gas and other utility facilities, together with points of connection, (vi) roads and other means of physical and record ingress and egress to and from the Kentucky Property from public roads (including the dimensions of abutting streets), (vii) areas located within flood plains or conservation areas or designated as wetlands, and (viii) improvements on adjoining properties which are within five (5) feet of the Kentucky Property lines of the Kentucky Property. Purchaser shall have ten (10) days after the receipt of a Survey (provided that the Title Commitment shall have been provided by the time the Survey is received, otherwise such period shall run from the later of the receipt of the Survey or the Title Commitment) within which to review the Survey and provide written notice to Seller of any condition thereon which if uncorrected would interfere with the use of the Kentucky Property for the purposes for which it is currently used by Seller, or which is otherwise unacceptable to Purchaser in its reasonable discretion (an "Unpermitted Survey Condition"). Seller shall have ten (10) days after receipt of a notice of Unpermitted Survey Conditions objectionable to Purchaser to attempt to either:
(i) cause the Unpermitted Survey Conditions to be corrected ; or (ii) have the Title Company to undertake to insure against loss or damage that may be occasioned by the Unpermitted Survey Conditions; provided, however, that this subparagraph shall not affirmatively obligate Seller to expend any money in excess of $5,000.00, bring any proceeding or take any other action with regard to Unpermitted Survey Conditions and/or Unpermitted Exceptions. If Seller does not cause to be corrected the Unpermitted Survey Conditions or cause the Title Company to undertake to insure against the same, Purchaser shall, at their option, by notice to Seller within five (5) days after the earlier of expiration of the ten (10) day period specified above or Seller's notice that it intends to make no efforts to cause the Unpermitted Survey Condition(s) (i) terminate this Agreement; or (ii) accept title to the Kentucky Property with the Unpermitted Survey Conditions with no reduction in the Purchase Price. Upon Purchaser's election to terminate this Agreement due to Seller's failure or inability to cause Unpermitted Survey Conditions to be removed, this Agreement shall terminate without further action of the parties, and neither party shall have any further rights or obligations hereunder.

         7. Prorations and Credits. There shall be no prorations at Closing, as NMP-KY and will remain in possession and operation pursuant to the Lease to be executed at Closing; provided, however, that taxes that have been billed by the applicable taxing authorities and which are due and payable at or before the Closing shall be paid, provided however that all future installments of assessments which are not due and payable at or before Closing shall be paid in the event Purchaser's lender so requires.

         8.    Closing.

         (a) The closing hereunder (the "Closing") shall take place at the office of Noble, or such other place as may be mutually acceptable to the parties, on or before April 22, 2002.


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         (b)   At the Closing, the purchase and sale of the Kentucky Property shall be consummated by the following:

                  (i) Payment by Purchaser to Seller of the amount of the Purchase Price, subject to the foregoing adjustments, by wire transfer according to instructions given to Seller by Purchaser in writing not less than two (2) days prior to the date of Closing.

         (c)   At the Closing,

                  (i) SKY and the NMP-KY shall execute a Lease of the Kentucky Property in substantially the form and substance attached hereto as Exhibit B (the "Kentucky Lease"), and NMP-KY will pay to SKY the first monthly installment of minimum net rent provided for under such Lease, provided however, that Purchaser shall be entitled, within its reasonable discretion, to reallocate prior to Closing the minimum net rental payable under the Kentucky Lease.

         (d) Within 120 days following Closing, or as soon as practical thereafter, Seller shall:

                  (i) Execution and delivery by Seller to Purchaser of a Warranty or Covenant Deed (to be determined by the type of deed pursuant to which Seller originally received title to the Kentucky Property) for the Kentucky Property.

                  (ii) Delivery of a Closing Statement duly executed by Seller and Purchaser providing for the credits for the Deposit, adjustments of the items as forth in Section 9 and elsewhere in this Agreement.

                  (iii) Execution and delivery by Seller to Purchaser of an affidavit certifying that Seller is not a "foreign person" as defined in Section 1445 of the United States Internal Revenue Code, containing, inter alia, Seller's federal employer identification number.

                  (iv) Execution and delivery by Seller to Purchaser of warranty Bills of Sale and instruments of assignment and other appropriate instruments of transfer of all of the other acquired as being transferred by Seller to Buyer.

                   (v) Execution and Delivery by Seller of an Environmental Disclosure Document For Transfer of Real property, in the event such document is required.

                  (vi) Execution and delivery of such other documents and instruments as may be required by any other provision of this Agreement or by the Title Company.

         9. Conditions Precedent to Performance of Agreement. Each of Purchaser, on the one hand, and Seller, Noble, NMP-KY and (collectively the "Noble Parties") on the other hand, shall be obligated to complete this transaction only upon satisfaction of each of the following conditions precedent or the waiver thereof by the other party:

         (a) The representations and warranties made by the other party in this Agreement are true on and as of the date of Closing with the same effect as though such representations and warranties had been made on and as of the date of Closing.


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         (b)   The other party shall have complied with all of the terms and conditions of this Agreement to be complied with by such party.

         (c) The Kentucky Property shall not be damaged by fire or other casualty, or condemned or taken by eminent domain (or is the subject of a pending taking which has not been consummated) by any authority.

         10.   Taxes, Fees, Etc.

         (a) State, county and municipal transfer taxes and fees for documentary stamps, if any, the cost of the Survey referred to in paragraph 6 and title examination and insurance charges and premiums in connection with the Title Commitment and the Title Policy (but not any endorsements thereto in addition to the coverage expressly provided for herein) to be issued pursuant thereto shall be paid by Seller. All such costs, fees and charges shall remain payable by Seller in the event that the Closing does not occur for any reason.

         (b) All soil testing, appraisal, engineering and other costs and fees incurred by Purchaser in connection with this Agreement shall be paid by Purchaser at or prior to Closing as required by the party or entity to whom such charges are to be paid. All such costs, fees and charges shall remain payable by Purchaser in the event that the Closing does not occur for any reason.

         (c) Each party hereto shall be responsible for the fees due to its own attorneys, whether or not the Closing occurs.

         11. Warranties and Representations of Seller. The Noble Parties (as defined above) represent and warrant to Purchaser as of the date hereof and as of the Closing, as follows:

         (a) This Agreement constitutes the binding obligation of the Noble Parties, and upon the consummation of the transactions contemplated herein, the Lease for the Kentucky Property will constitute the binding obligation of NMP-KY.

         (b) The execution, delivery and performance by the Noble Parties of this Agreement as provided hereunder will not conflict with or result in the breach (which breach will affect its ability to perform hereunder) of any of the terms of any agreement or instrument to which they are a party or by which they are or may be bound or constitute a default thereunder.

         (c)   Seller is not a "foreign person" as that term is defined in
Section 1445 of the United States Internal Revenue Code.

         (d) Seller has title to the Kentucky Property which meets the standards forth in subSection 5(a). To the best of Seller's knowledge, such title is fully insurable by a recognized title insurance company at its regular rates. All real estate taxes, assessments, water and sewer charges and other municipal charges, to the extent due and owing, have been paid in full or will be paid in full, at the Closing.

         (e) There are no undisclosed contracts or agreements, written or oral, materially and adversely affecting the ownership of the Kentucky Property.

         (f) No work has been done on or in connection with the Kentucky Property which could give rise to any construction or similar liens and no contracts are outstanding or are in


                                       5
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effect with respect to the performance of any such work. If any such work is performed prior to the Closing Date, Seller shall discharge all obligations arising therefrom, and shall remain liable after the Closing Date for the discharge of all such obligations. Seller hereby expressly agrees to defend, indemnify and hold harmless the Purchaser from and against any claims, loss, damages or expenses arising from such construction liens and/or work authorized prior to Closing. Seller shall provide the title insurance company which will issue the title policy described in subsection 5(a) with an affidavit (and indemnity, if necessary) concerning the absence of any such liens in such form as will permit the policy to be issued without exception for construction liens.

         (g) There is no litigation or claim pending or threatened against or involving the Kentucky Property, and, to the best of Seller's knowledge (but without independent investigation), there are no facts or circumstances which could give rise to such claim or litigation.

         (h) Seller has received no notice of taking, condemnation or assessment, actual or proposed, with respect to the Kentucky Property, and Seller has no reason to believe that any such taking, condemnation or assessment has been proposed or is under consideration.

         (i) The Noble Parties have full power and authority to enter into this Agreement and carry out the transactions contemplated hereby, and is duly authorized to execute this Agreement and any deeds, assignments or other instruments or documents reasonably necessary to carry out the transactions contemplated by this Agreement.

         (j) For purposes of this Agreement, the term "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of any nature, any hazardous or other toxic substances of any nature, whether liquid, solid and/or gaseous, including smoke, vapor, fumes, soot, acids, alkalis, chemicals/ wastes, by-products and recycled materials. These Environmental Laws shall include but not be limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Responsibility Cleanup and Liability Act of 1980, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect and local health department ordinances. Seller hereby represents and warrants to Purchaser the truth and accuracy of the following, based on Seller's actual knowledge, both as of the date of this Agreement and as of the Closing Date:

                  (i) No underground storage tanks of any nature are located on the Kentucky Property, or were located on the Kentucky Property and subsequently removed or filled;

                  (ii) There are no polychlorinated bypheyls (PCB) located upon or in the Kentucky Property;

                  (iii) That the Kentucky Property is currently in compliance with all Environmental Laws;

                  (iv) That except for such materials as may be kept or utilized by NMP-KY and/or in its operations, and which are being handled and disposed of in accordance with applicable regulations and appropriate procedures, there are not now, nor to Seller's


                                       6
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         knowledge after reasonable investigation, have there ever been any substances classified as hazardous, or toxic under any Environmental Law, stored, deposited, treated, recycled or disposed of on, under, or at the Kentucky Property.

         The representations and warranties forth in Section 11 shall survive Closing for a period of two (2) years after the Closing Date, at which time such representations and warranties shall terminate and be of no further force of effect.

         12. Warranties and Representations of Purchaser. Purchaser represents and warrants to Seller as of the date hereof, and as of the Closing, as follows:

         (a) This Agreement constitutes, and upon the consummation of the transaction contemplated herein, the Lease will constitute the binding obligation of the Purchaser.

         (b) The execution, delivery and performance of this Agreement by the Purchaser will not conflict with or result in the breach (which breach will affect its ability to perform hereunder) of any of the terms of any agreement or instrument to which either Purchaser is a party or by which it is or may be bound or constitute a default thereunder.

         (c) The Purchaser has been duly formed, and is validly existing under the laws of the State of its formation.

         (d) The Purchaser has full power and authority to enter into this Agreement and carry out the transactions contemplated hereby, and are duly authorized to execute this Agreement, the Lease and any other instruments or documents reasonably necessary to carry out the transactions contemplated by this Agreement.

         13.   Default.

         (a) If Purchaser defaults hereunder, then and provided Seller is not in default hereunder, Seller may elect (i) to terminate this Agreement by giving written notice thereof to Purchaser.

         (b) If Seller defaults hereunder, then provided Purchaser is not in default hereunder, Purchaser may elect in its discretion, as Purchaser sole remedy, either to:

                  (i)   Terminate this Agreement; or

                  (ii) Seek specific performance of this Agreement, provided that sufficient funds are available to pay the Purchase Price as provided herein, in which event Purchaser shall be entitled to recover its reasonable and actual costs of obtaining such relief, including reasonable attorneys fees.

         14. Brokers. Seller and Purchaser each represent and covenant to the other that they have not utilized and will not utilize the services of any broker or finder in connection with this transaction. Purchaser shall defend, indemnify and hold Seller harmless from all liability for brokerage commissions, finders fees or the like arising in connection with the sale of the Kentucky Property.

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         15.   General Provisions.

         (a) This Agreement, including all exhibits attached hereto and documents to be delivered pursuant hereto, shall constitute the entire agreement and understanding of the parties, and there are no other prior or contemporaneous written or oral agreements, undertakings, promises, warranties, or covenants not contained herein.

         (b) This Agreement may be amended only by a written agreement subsequently executed by both of the parties hereto.

         (c) No waiver of any provision or condition of this Agreement by any party shall be valid unless in writing signed by such party. No such waiver shall be taken as a waiver of any other or similar provision or of any future event, act, or default.

         (d) Headings of sections are for convenience of reference only, and shall not be construed as a part of this Agreement.

         (e) This Agreement shall be binding upon and shall inure to the benefits of the parties hereto and their respective successors, and assigns.

         (f) All notices or demands which either party is required or may desire to give with regard to this Agreement shall be in writing and hand delivered or given by United States certified mail or by Federal Express or other overnight mail courier, addressed as follows:

         If to Seller, Noble of NMP-KY:

         Noble International, Ltd.
         28213 Van Dyke Avenue
         Warren,  MI  48093
         Attn:  Michael C. Azar, Esq.

         If to Purchaser:

         Skandy-KY, L.L.C.
         28213 Van Dyke Avenue
         Warren,  MI  48093
         Attn:  Robert J. Skandalaris


or to such other address as any of the foregoing addressees shall designate by notice to the others. Any mailed notice shall be deemed to be given on the second business day after the same is deposited in the United States mail as certified matter, addressed as above provided, postage prepaid, or if sent by Federal Express or other overnight mail courier, upon the date of receipt. Any hand delivered notice shall be deemed to be given upon receipt of the same by the party, or its agent, to whom notice is delivered.

         (g) This Agreement shall be construed in accordance with and governed by the laws of the State of Michigan except that the law of the state where the Kentucky Property is located shall govern matters of title.

         (h) This Agreement may be executed in one or more counterparts and shall become effective when one or more counterparts have been signed by all of the parties; each counterpart shall be deemed an original but all counterparts shall constitute a single instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

WITNESSES:                                  SELLER:

                                            NOBLE LAND HOLDINGS, INC.


__________________________                  By:      __________________________
                                            Name:    __________________________
                                            Title:   __________________________




                                            NOBLE:

                                            NOBLE INTERNATIONAL, LTD.


__________________________                  By:      __________________________
                                            Name:    __________________________
                                            Title:   __________________________




WITNESSES:                                  NMP-KY:

                                            NOBLE METAL PROCESSING,-KY, LLC.


__________________________                  By:      __________________________
                                            Name:    __________________________
                                            Title:   __________________________



                                            PURCHASER:

                                            SKANDY-KY, L.L.C.


__________________________                  By: __________________________
                                            Name:    Robert J. Skandalaris
                                            Title:   Member

                                    EXHIBIT A

                       KENTUCKY PROPERTY LEGAL DESCRIPTION


Beginning at a post in the South right-of-way of the Seaboard System Railroad and corner to Robinson, said point being the Northwest corner of the Kentucky Property conveyed to C. Hunt Garner and John T. McGinnis, III by deed dated December 12, 1980 and recorded in Deed Book 214, page 217 of the Shelby County Clerk's Office; thence with the South line of the Seaboard System Railroad (33 feet from and parallel to the center of railroad)

S 64(Degree) 42' 39" E 265.20 feet to a point, S 55(Degree) 38' 15" E 261.14 feet to a point, and S 53(Degree) 22' 08" E 988.39 feet to an existing iron pin located in said right-of-way and corner to Southcreek, Inc. Thence with the line of Southcreek, Inc. S 03(Degree) 04' 40" W 975.62 feet to a stone. Thence leaving the line of Southcreek and down a branch with the following calls:

S 88(Degree) 48' 50" W 449.12 feet to an iron pin, S 55(Degree) 48' 50" W 320.35 feet to an iron pin, S 51(Degree) 50' 30" W 356.09 feet to an iron pin, S 67(Degree) 41' 40" W 210.77 feet to an iron pin and N 72(Degree) 15' 50" W 75.85 feet to an iron pin located in the South right-of-way of Haven Hill Court.

Thence N 20(Degree) 43' 20" W 50.00 feet to an iron pin located in the North right-of-way of Haven Hill Court and said point being the Southeast corner of the tract conveyed to Murphy Industries by Deed dated September 26, 1984, and recorded in Deed Book 229, Page 433 of the Shelby County Clerk's Office. Thence with the lines of Murphy Industries the following calls:

N 12(Degree) 27' 51" E 586.03 feet to a post, N 04(Degree) 17' 43" E 274.68 feet to an iron pin and N 71(Degree) 34' 49" W 452.22 feet to an iron pin.

Thence N 71(Degree) 34' 49" W 123.68 feet to an iron pin in the line of Robinson. Thence with the line of Robinson N 21(Degree) 37' 45" E 1308.17 feet to the point of beginning and containing 52.64 acres.

EXCEPTING THEREFROM AND THEREOUT the following the Kentucky Property;

Beginning at an existing iron pin located in the South right-of-way of the Seaboard System Railroad corner to Southcreek, Inc., said point being the Northeast corner of the Kentucky Property conveyed to C. Hunt Garner and John T. McGinnis, III by deed dated December 12, 1980 and recorded in Deed Book 214, Page 217 of the Shelby County Clerk's Office; thence S 03(Degree) 04' 40" W
355.52 feet on N 86(Degree) 55' 20" W 20.00 feet to an iron pin and the point of beginning for this parcel. Thence along a line 20 feet from and parallel to the line of Southcreek S 03(Degree) 04' 40" W 209.58 feet to an iron pin. Thence N 75(Degree) 44' 40" W 178.38 feet along a fence to an iron pin. Thence 03(Degree) 04' 40" E 175.00 feet to an iron pin and S 86(Degree) 55' 20" E 175.00 feet to the point of beginning and containing 0.77 acres. Being Tract 3 on Minor Subdivision Plat recorded in Plat Cabinet 1, as Slide No. 260, in the aforesaid Clerk's Office.

Being the same the Kentucky Property conveyed to Steel Technologies Inc., a Delaware corporation, by Deed dated October 18, 1993, of record in Deed Book 295, Page 404, in the Shelby County Clerk's Office.